Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
APPLIED SIGNAL TECHNOLOGY, INC.
(a California corporation)
William B. Van Vleet III and Kathryn G. Simpson certify that:
     1. William B. Van Vleet III is the duly elected and acting President, and Kathryn G. Simpson is the duly elected and acting Secretary, of Applied Signal Technology, Inc., a California corporation (the “Corporation”).
     2. The Articles of Incorporation of the Corporation are amended in their entirety to read as follows:
ARTICLE I
Name
The name of the corporation is Raytheon Applied Signal Technology, Inc.
ARTICLE II
Purpose and Powers
The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III
Capital
This corporation has authority to issue an aggregate of 1,000 shares of common stock, having a par value of $0.01 per share.
ARTICLE IV
Board of Directors
The business and affairs of this corporation and all of the corporate powers thereof are hereby vested in and shall be exercised by a board of directors, the size and composition of which shall be determined as set forth in the bylaws. The Board of Directors is authorized to adopt, amend and repeal the bylaws of the corporation. Election of directors need not be by written ballot.
ARTICLE V
Indemnification
The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

ARTICLE VI
Limitation of Liability
The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
ARTICLE VII
Repeal of Articles V, VI and VII
Any repeal or amendment of Article V, Article VI or Article VII by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article V that may have arisen prior to such appeal or amendment.
     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors of the Corporation.
     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the written consent of the sole shareholder of the Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of common stock of the Corporation is 1,000. The number of shares of common stock of the Corporation consenting to the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. No shares of the preferred stock of the Corporation are outstanding.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
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Dated: January 31, 2011

/s/ William B. Van Vleet III
William B. Van Vleet III
President

/s/ Kathryn G. Simpson
Kathryn G. Simpson
Secretary